C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations and public affairs (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER RESULTS

MINNEAPOLIS, January 27, 2009 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended December 31, 2008.

Summarized financial results for the quarter ended December 31 are as follows (dollars in thousands, except per share data):

	Three months ended December 31,			Twelve months ended December 31,
	2008	2007	% Change	2008	2007	% Change

Gross revenues	$1,955,103	$1,952,022	0.2%	$ 8,578,614	$7,316,223	17.3%
Gross profits	344,160	322,754	6.6%	1,374,963	1,243,778	10.5%
Operating income	142,384	132,873	7.2%	571,586	509,684	12.1%
Net income	88,881	85,254	4.3%	359,177	324,261	10.8%
Diluted EPS	$ 0.52	$ 0.49	6.1%	$ 2.08	$ 1.86	11.8%

"We are pleased that despite the increasingly difficult economic environment, we were able to achieve double-digit gross profit and earnings growth in 2008. Our diverse mix of services, variable-cost business model, and motivated employees enabled us to continue to find opportunities in the marketplace and adapt to the challenging freight environment," said John P. Wiehoff, chairman and chief executive officer of C.H. Robinson.

Wiehoff continued, "Although we had solid results in the fourth quarter, gross profit per business day growth in our largest business, North American truckload transportation, deteriorated as the quarter progressed. On a per business day basis our North American truckload gross profits declined in December and have continued to decline so far in January 2009. The environment remains unpredictable, and we do not know whether our experience so far in January is a good indication of what the full first quarter or the year will bring. A sustained, slow freight environment is the most challenging for growth. While we are currently in a tough environment, we remain confident in our business model, our strategy, and our long-term market opportunity and growth goals."

Total Transportation gross profits increased 6.3 percent to $306.0 million in the fourth quarter of 2008 from $288.0 million in the fourth quarter of 2007. Our Transportation gross profit margin increased to 19.0 percent in 2008 from 17.7 percent in 2007 due to gross profit margin increases in several of our transportation businesses.

Our truck gross profits, which consist of truckload and less-than-truckload ("LTL") services, increased 3.1 percent in the fourth quarter of 2008. Our truckload volumes decreased approximately 4 percent. Our truckload gross profit margins increased due to lower cost of capacity. Although rates declined as the quarter progressed, on average our truckload rates were consistent with the fourth quarter of 2007. Our LTL shipment volumes increased approximately 10 percent. Our LTL gross profit margins also increased in the fourth quarter of 2008.

Our intermodal gross profit increase of 28.0 percent in the fourth quarter was driven by increased volumes and margin expansion, due to an increase in higher-margin transactional opportunities and cross selling with existing customers.

Our ocean transportation gross profits increased 56.3 percent in the fourth quarter of 2008 driven by increased volumes and margin expansion. Our previously disclosed acquisition of Transera International Holdings Ltd. ("Transera") on August 1, 2008, contributed approximately 36 percent to the overall increase. Our ocean volumes increased due to growth with existing customers and the addition of new customers. Our ocean gross profit margins increased due to lower cost of capacity.

Our air transportation gross profit decrease of 2.2 percent in the fourth quarter of 2008 was driven by decreased volumes, partially offset by slightly increased gross profit margins. Our air volumes decreased due to mode conversion to ocean transportation. Excluding Transera, our international air transportation business decreased 4.3 percent.

Miscellaneous transportation gross profits consist primarily of transportation management fees and customs brokerage fees. The increase of 15.3 percent in the fourth quarter was driven primarily by volume growth in management fees, customs brokerage, and other logistics services.

For the fourth quarter, Sourcing gross profits increased 12.9 percent to $26.1 million in 2008 from $23.1 million in 2007. This increase was driven primarily by growth in value-added and specialized products and services.

Our Information Services gross profits grew 3.1 percent in the fourth quarter of 2008. Our growth was driven by volume growth in local fleet card services, some of our carrier compliance services, and maintenance fees, offset by declines in our over the road fleet card, cash advance, and merchant services. Lower fuel prices also impacted our growth, as some of our merchant fees are based on a percentage of the total sale amount.

For the fourth quarter, operating expenses increased 6.3 percent to $201.8 million in 2008 from $189.9 million in 2007. This was due to an increase of 3.3 percent in personnel expenses and an increase of 15.8 percent in selling, general, and administrative expenses.

As a percentage of gross profits, total operating expenses decreased slightly to 58.6 percent in the fourth quarter of 2008 from 58.8 percent in the fourth quarter of 2007. This decrease was due to a decline in personnel expenses as a percentage of gross profits from 44.8 percent to 43.4 percent, offset partially by an increase in our selling, general, and administrative expenses as a percentage of gross profits. Expenses related to our restricted stock program and various other incentive plans are variable, based on growth in our earnings. Our slower earnings growth in the fourth quarter of 2008 compared to the fourth quarter of 2007 resulted in a decrease in expense related to some of these incentive plans. This contributed to our personnel expenses growing slower than our gross profits.

The increase in our selling, general, and administrative expenses was driven by several expense categories, including provision for doubtful accounts, claims, and occupancy.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 32,000 customers through a network of 228 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 50,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions such as the current recession and decreased consumer confidence, changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter 2008 Earnings Conference Call

Tuesday, January 27, 2009 5:00 p.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 800-240-2430

Webcast replay available through February 11, 2009; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on January 30, 2009: 800-405-2236;

passcode: 11124369#
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Gross Revenues:
Transportation	$ 1,607,090	$ 1,622,533	$ 7,129,611	$ 5,971,784
Sourcing	335,963	317,799	1,398,253	1,298,913
Information Services	12,050	11,690	50,750	45,526
Total gross revenues	1,955,103	1,952,022	8,578,614	7,316,223
Gross Profits:
Transportation
Truck	256,043	248,442	1,030,070	949,277
Intermodal	11,788	9,209	43,618	38,670
Ocean	18,641	11,924	62,094	43,530
Air	9,155	9,361	35,390	31,315
Miscellaneous	10,410	9,027	41,407	35,240
Total transportation	306,037	287,963	1,212,579	1,098,032
Sourcing	26,073	23,101	111,634	100,220
Information Services	12,050	11,690	50,750	45,526
Total gross profits	344,160	322,754	1,374,963	1,243,778

Operating costs and expenses:
Personnel expenses	149,216	144,486	601,822	567,986
Selling, general, and administrative expenses	52,560	45,395	201,555	166,108
Total operating expenses	201,776	189,881	803,377	734,094
Income from operations	142,384	132,873	571,586	509,684

Investment and other income	1,023	3,337	6,801	13,830

Income before provision for income taxes	143,407	136,210	578,387	523,514
Provision for income taxes	54,526	50,956	219,210	199,253
Net income	$ 88,881	$ 85,254	$ 359,177	$ 324,261

Net income per share (basic)	$ 0.53	$ 0.50	$ 2.12	$ 1.90
Net income per share (diluted)	$ 0.52	$ 0.49	$ 2.08	$ 1.86
Weighted average shares outstanding (basic)	167,962	169,591	169,056	170,493
Weighted average shares outstanding (diluted)	171,433	174,269	172,733	174,040

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	December 31, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$ 494,743	$ 338,885
Available-for-sale securities	2,644	115,842
Receivables, net	828,884	911,780
Other current assets	21,600	22,649
Total current assets	1,347,871	1,389,156

Property and equipment, net	104,088	101,665
Intangible and other assets	363,762	320,486
	$ 1,815,721	$ 1,811,307

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 568,758	$ 618,195
Accrued compensation	93,431	101,926
Other accrued expenses	35,464	37,498
Total current liabilities	697,653	757,619

Long term liabilities	10,847	11,439
Total liabilities	708,500	769,058

Total stockholders' investment	1,107,221	1,042,249
	$ 1,815,721	$ 1,811,307

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) (In thousands, except operational data)
	Twelve months ended December 31,

	2008	2007
Operating activities:
Net income	$ 359,177	$ 324,261
Stock-based compensation	20,804	38,002
Depreciation and amortization	31,164	27,366
Provision for doubtful accounts	14,329	6,745
Other non-cash expenses, net	3,206	(8,606)
Net changes in operating elements	18,899	(79,338)
Net cash provided by operating activities	447,579	308,430

Investing activities:
Net property additions	(23,748)	(43,713)
Cash paid for acquisitions, net	(59,661)	(22,220)
Purchases of available-for-sale securities	(136,954)	(204,020)
Sales/maturities of available-for-sale securities	251,074	214,299
Other assets, net	769	(68)
Net cash provided by (used for) investing activities	31,480	(55,722)

Financing activities:
Repayment of acquired line of credit	(9,383)	-
Net repurchases of common stock	(177,519)	(153,583)
Excess tax benefit from stock based compensation plans	12,057	16,668
Cash dividends	(151,195)	(125,183)
Net cash used for financing activities	(326,040)	(262,098)
Effect of exchange rates on cash	2,839	(317)

Net change in cash and cash equivalents	155,858	(9,707)
Cash and cash equivalents, beginning of period	338,885	348,592
Cash and cash equivalents, end of period	$ 494,743	$ 338,885

	As of December 31
	2008	2007
Operational Data:
Employees	7,961	7,332
Branches	228	218

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